EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 21, 2019, relating to the financial statements and financial highlights which appear in the August 31, 2019 Annual Reports to Shareholders of the Goldman Sachs Access High Yield Corporate Bond ETF, the Goldman Sachs Access Investment Grade Corporate Bond ETF, the Goldman Sachs Access Treasury 0-1 Year ETF, the Goldman Sachs ActiveBeta® Emerging Markets Equity ETF, the Goldman Sachs ActiveBeta® Europe Equity ETF, the Goldman Sachs ActiveBeta® International Equity ETF, the Goldman Sachs ActiveBeta® Japan Equity ETF, the Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF, the Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF, the Goldman Sachs Equal Weight U.S. Large Cap Equity ETF, the Goldman Sachs Hedge Industry VIP ETF, the Goldman Sachs JUST U.S. Large Cap Equity ETF, the Goldman Sachs Access Inflation Protected Bond ETF, the Goldman Sachs Access Ultra Short Bond ETF, the Goldman Sachs MOTIF Data-Driven World ETF, the Goldman Sachs MOTIF Finance Reimagined ETF, the Goldman Sachs MOTIF Human Evolution ETF, the Goldman Sachs MOTIF Manufacturing Revolution ETF, and the Goldman Sachs MOTIF New Age Consumer ETF. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 20, 2019